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                          FIRST COMMUNITY FINANCIAL GROUP
                           EMPLOYMENT AGREEMENT AMENDMENT
                                KEN F. PARSONS, SR.


     This is Amendment number one (1) to the Agreement made and entered into as of September 1, 1996, by and between FIRST COMMUNITY FINANCIAL GROUP, a Washington Corporation, and FIRST COMMUNITY BANK, a Washington Corporation (the "Company"); and KEN F. PARSONS, SR. ("Parsons").

     This Employment Agreement Amendment number one (1) is made and entered into to be effective January 1, 1999, by and between FIRST COMMUNITY FINANCIAL GROUP, a Washington Corporation, and FIRST COMMUNITY BANK, a Washington Corporation, (the "Company"); and KEN F. PARSONS, SR. ("Parsons") with the following revisions:

     PAGE 2, PARAGRAPH 3.B COMPENSATION: Parsons shall be entitled to paid vacation and sick leave, all as more fully specified in the Company's Policy Manual and modified from time to time. Parsons' annual paid vacation accrual shall not be less than seven (7) weeks, and not less than eight (8) weeks after ten years of employment.

     PAGE 2, PARAGRAPH 3.C COMPENSATION: The Company may provide additional stock option opportunities to Parsons, from time to time, at the discretion of the Board of Directors. All unexpired options granted under the Company's Employee Stock Option and Restricted Stock Award Plan "Plan" will vest in the event of a Change of Control or upon termination of Parsons without Cause.
If terminated within the Change in Control Period, but prior to the Change in Control, any options that may have expired as a result of the termination will be reinstated upon the consummation of the Change in Control such that the option or the related right as defined in the option plan may be exercised in accordance with the plan.

     PAGE 3, PARAGRAPH 7 RETIREMENT: The Company shall enter into an updated Executive Supplemental Income ("ESI") Agreement with Parsons, a copy of which is attached hereto as Exhibit A. The ESI Agreement provides for a pre-age 65 Death Benefit (as defined in the ESI Agreement) payable to Parsons' designated beneficiary in the amount of $180,000 for the first 12 month period after Parsons' death; $135,000 per year for the second through fifth years following Parsons' death; and $90,000 per year for the sixth through fifteenth years following Parsons' death. The ESI Agreement also provides that should Parsons live to age 65 the Company will pay an annual Compensation (as defined in the Addendum to the ESI Agreement) to Parsons in the amount of $125,000 per year (or the actuarially reduced amount should Parsons select either a lump sum or a joint and survivor payment option) for a period of fifteen years. Parsons is vested at all times in the Benefit (as defined in the ESI Agreement). Parsons shall




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have a nonforfeitable right to the Annual Compensation or the Death Benefit, at all times (as defined in the ESI Agreement).

     PAGE 5, PARAGRAPH 10.C TERM OF EMPLOYMENT: If this Agreement is terminated (i) by the Company without "cause" (as defined in Section 11, below), or (ii) by Parsons for "good reason" (as defined in paragraph 10.D below), or (iii) by Parsons for any reason within Change in Control Period, Parsons will be entitled to receive the following:

DEFINITION OF "CHANGE IN CONTROL PERIOD." "Change in Control Period" shall be defined as any time during a period beginning twelve (12) months prior to the earlier of a public announcement of a Change in Control if public announcement is made, or the date on which the Board of Directors know, or should reasonably know of an impending Change in Control, and ending thirty six (36) months subsequent to the consummation of a Change in Control.

     NEW, PARAGRAPH 10.G TERM OF EMPLOYMENT: Regardless of Parsons continued employment and after medical coverage period provided by the Company, the Company will make medical coverage available to Parsons and his dependents (as long as such coverage can be provided), at his expense, until he reaches age 65. This medical coverage will be the same as that provided or made available to senior executives of the Company and their dependents.

     PAGE 7, PARAGRAPH 14.B RESTRICTIVE COVENANT: If Parsons voluntarily terminates his employment without "good reason" or the Company terminates Parsons for "cause", then Parsons shall not, for a period of 12 months that commences on the date of termination (the "noncompete period"), be employed or act in any capacity, either directly or indirectly, or by or for himself or for any partnership, corporation, trust, or company, "participate" (as defined below), in any business similar to the type of business conducted by the Company at the time of termination of employment in any market area in which the Company or it's affiliates conduct business at the time of termination. For purposes of this Agreement, the term "participate" includes, without limitation, any direct or indirect interest in any business, whether as an officer, director, consultant, employee, partner, sole proprietor, stockholder, owner, or otherwise, other than by ownership of less than one percent (1%) of the stock of a publicly held corporation whose stock is traded on a national securities exchange or on the over-the-counter market. The term "participate" shall also include participation, planning, or consulting for any startup financial organization. During the noncompete period, Parsons will be entitled to receive his base compensation, other benefits as defined in Section 4, and his membership dues in the Olympia Country and Golf Club.

     IN WITNESS WHEREOF, the parties have signed this Agreement on the day and year first above written.

                              FIRST COMMUNITY FINANCIAL GROUP

/s/ Ken F. Parsons
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Ken F. Parsons, Sr.

                              FIRST COMMUNITY BANK

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